EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITOR



We consent to the reference to our firm under the captions "Selected Consolidated Financial Information" and "Experts" in the Registration Statement (Form S-4 No. 333- ) and related Prospectus of Glenayre Technologies, Inc. for the registration of 370,000 shares of its common stock and to the incorporation by reference therein of our report dated January 31, 1996, with respect to the consolidated financial statements and schedule of Glenayre Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

We also consent to the use therein of our report dated June 6, 1996 with respect to the consolidated financial statements of CNET, Inc.



                                                       s/ Ernst & Young LLP

Charlotte, North Carolina
November 5, 1996





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